Exhibits 5.1 and 23.2

J o h n D. T h o m a s, P. C.

11650 South State Street

Suite 240

Draper, Utah 84 020

(801) 816-2511

Fax: (801) 816-2599

jthomas@acadiagrp.com

March 7, 2018

The Board of Directors

ARAZU, INCORPORATED

11650 South State Street, Suite 240

Draper, UT 84020

(801) 816-2500

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form S-1 as amended: Securities Act File No. 333-221327

TO WHOM IT MAY CONCERN:

You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of Arazu, Incorporated (the “Company”) pursuant to the filing of a registration statement on Form S-1 as amended (the “Registration Statement”) with the Securities and Exchange Commission.

The proposed registration statement relates to the registration of 11,209,000 shares of common stock of the Company issued to the selling stockholders (the “Shares”), as more fully described in the Registration Statement. It is our opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company in accordance with the Florida Business Corporations Act of the State of Florida, and other relevant statutory provisions, and all applicable provisions of the Florida Constitution, and reported decisions interpreting those laws.

We hereby consent to be named as counsel for Arazu Incorporated in the registration statement included therein.

Very truly yours,

JOHN D. THOMAS, P.C.

/s/ John D. Thomas_________

John D. Thomas, Esq.

President